EXHIBIT 2
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       Goldman, Sachs & Co.                        J.P. Morgan Securities Inc.
Goldman Sachs Credit Partners L.P.                       270 Park Avenue
         85 Broad Street                             New York, New York 10017
     New York, New York 10004


PERSONAL AND CONFIDENTIAL

                                                      April 30, 2006



Joseph Neubauer
c/o ARAMARK Corporation
ARAMARK Tower
1101 Market Street
Philadelphia, Pennsylvania 19107

GS Capital Partners V Fund, L.P.
85 Broad Street
New York, New York 10004

J.P. Morgan Partners, LLC
1221 Avenue of the Americas
New York, New York 10020

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Warburg Pincus Private Equity IX, L.P.
466 Lexington Avenue
New York, NY 10017

Ladies and Gentlemen:

     You have advised Goldman, Sachs & Co. ("Goldman Sachs"), Goldman Sachs Credit Partners L.P. ("GSCP") and J.P. Morgan Securities Inc. ("JPMorgan" and together with Goldman Sachs and GSCP, "we" or "us") that GS Capital Partners V Fund, L.P., J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus Private Equity IX, L.P. (together, the "Sponsors") and Joseph Neubauer are submitting a proposal to acquire (the "Acquisition") all of the outstanding capital stock of ARAMARK Corporation (the "Acquired Business"). You have advised us that the Acquisition will be financed from a combination of equity contributed by the Sponsors in cash and the rollover and/or purchase of equity by Joseph Neubauer and certain other members of management of the Acquired Business (the "Equity Contribution") and funded indebtedness of approximately $6.25 billion to be incurred by the Acquired Business (1) through the sale or placement of senior and/or subordinated debt securities (the "Securities") or, in the event market conditions do not permit the issuance of the Securities at the closing of the Acquisition, interim financing in lieu thereof (the "Bridge Facility") and/or (2) under a senior credit facility (the "Credit Facility") and/or (3) an accounts receivable securitization facility (the "A/R Facility") and/or (4) the assumption of existing indebtedness of the Acquired Business

("Existing Indebtedness"). You have consulted with Goldman Sachs and GSCP, respectively, and JPMorgan concerning the sale of the Securities and the structuring and syndication of the Credit Facility, the Bridge Facility and the A/R Facility.

     Based on the information that you have provided to us to date and publicly available information, our analysis of the current market for loans and securities issued by entities engaged in similar industries and for transactions of this type and subject to the foregoing and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that the sale and placement of the Securities and the structuring and syndication of the Credit Facility, the Bridge Facility and the A/R Facility can be accomplished by Goldman Sachs and GSCP, respectively, and JPMorgan as part of the financing for the Acquisition as described above. We are pleased to confirm that we have received approval from our respective credit committees to deliver this letter to you.

     Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly, this letter is not a commitment to place or purchase the Securities or to place, purchase or provide any loans under the Credit Facility or the Bridge Facility or provide any advances under the A/R Facility, and there can be no assurance that the sale and placement of the Securities and/or the structuring and syndication of the Credit Facility, the Bridge Facility or the A/R Facility will in fact be accomplished. The provision of any such commitment would be subject to satisfactory completion of due diligence, satisfactory structure and documentation for the Acquisition and the financing and any such commitment, if issued by us, would be subject to satisfaction of conditions that are customary for these types of financings of acquisitions of public companies with you or your affiliates. In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information reviewed by us for purposes of this letter.

     In addition, please note that Goldman Sachs, GSCP and JPMorgan do not provide, and nothing herein shall be construed to be, accounting, tax or legal advice.

                                  Very truly yours,

                                  /s/ Goldman, Sachs & Co.
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                                  (Goldman, Sachs & Co.)

                                  Goldman Sachs Credit Partners L.P.

                                  By:  /s/W. Archer
                                       -----------------------------------------
                                       Authorized Signatory

                                  J.P. Morgan Securities Inc.

                                  By:  /s/ B.J. Lillis
                                       -----------------------------------------
                                       Name:
                                       Title: